                                                              EXHIBIT 99, Page 1

GORMAN-RUPP REPORTS HIGHER FIRST QUARTER PROFIT

Mansfield, Ohio - April 20, 2004 - The Gorman-Rupp Company (AMEX:GRC) reports increased sales and profit for the first quarter 2004.

Net sales were $49,431,000 for the three months ended March 31, 2004, an increase of 12.6% from $43,903,000 reported for the first quarter 2003. Net income for the first quarter 2004 was $2,207,000 compared to $1,202,000 for the first quarter 2003, equal to earnings per share of $0.26 and $0.14, respectively.

The increase in net income for the quarter principally reflected higher product sales in the industrial, construction and international markets and increased manufacturing utilization resulting in a positive impact on profits.

While some markets are showing signs of recovery, sluggish spending in the capital sector overall, including the municipal market, continues to place pressure on companies selling products into this sector. Shipments during the quarter of fabricated components for the power generation market appeared to level after two years of decline. The Company's March 31, 2004 order backlog was $56.4 million compared to $58.4 million at December 31, 2003.

The Company believes it continues to be well positioned for the future with its positive cash flow from operations, no debt and improved profitability.

Company President and Chief Executive Officer, Jeffrey S. Gorman stated, " We are pleased with the improved results of the first quarter and signs of general economic activity, and, although some markets remain soft, we feel confident economic activity will continue to expand across most markets and operations."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President & CFO, Tel
(419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                              EXHIBIT 99, Page 2



                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)

                                      Three Months Ended March 31,
                                         2004          2003
                                         ----          ----
Net sales                               $49,431      $43,903
Cost of products  sold                   39,301       35,465
                                        -------      -------
Gross profit                             10,130        8,438
Selling, general &
  administrative expenses                 6,859        6,763
                                        -------      -------
Operating income                          3,271        1,675
Other income (expense), net                 232          261
                                        -------      -------
Income before income taxes                3,503        1,936
Income taxes                              1,296          734
                                        -------      -------
Net income                              $ 2,207      $ 1,202
                                        =======      =======
Basic & diluted earnings per share      $  0.26      $  0.14






                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)

                                                     March 31,      December 31,
                                                       2004             2003
                                                       ----             ----
Assets
Cash & cash equivalents                            $   19,575      $   17,446
Accounts receivable                                    36,404          32,148
Inventories                                            34,902          38,062
Other current assets & deferred income taxes            6,541           6,606
                                                   ----------      ----------
     Total Current Assets                              97,422          94,262
Property, plant & equipment - net                      53,557          54,338
Other assets                                           12,126          12,339
                                                   ----------      ----------
     Total Assets                                  $  163,105      $  160,939
                                                   ==========      ==========
Liabilities and Shareholders' Equity
Accounts payable                                   $    6,479      $    6,163
Accrued liabilities & expenses                         16,938          15,745
                                                   ----------      ----------
     Total Current Liabilities                         23,417          21,908
Postretirement benefits                                22,717          22,569
Shareholders' Equity                                  116,971         116,462
                                                   ----------      ----------
     Total Liabilities & Shareholders' Equity      $  163,105      $  160,939
                                                   ==========      ==========
Shares outstanding                                  8,543,553       8,543,553